Synalloy Announces Agreement to Acquire Palmer of Texas

Spartanburg, S.C., August 13, 2012 – Synalloy Corporation (Nasdaq: SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that it has entered into an agreement to acquire Palmer of Texas (“Palmer”), a leading manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.

In recent years, Palmer’s business has been focused on providing fiberglass (FRP) and steel tanks to the oil industry.  Their primary facility in Andrews, Texas, is strategically located in the heart of the Permian Basin of west Texas and also serves other liquid rich shale areas including the Anadarko Basin, Eagle Ford Shale and the Barnett Shale.  Palmer also operates a temporary facility on the Sabine River in Orange, Texas, where it builds oversized FRP tanks for international customers.  With 137 employees, Palmer generated $32 million in revenues for the trailing twelve months ended May 31, 2012.

The all-cash transaction is valued at $25,575,000, plus working capital and fixed asset adjustments at and after closing.  Palmer shareholders will also have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; and Synalloy will have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels.  Synalloy intends to fund the purchase price through an increase in its existing credit facility and new long-term debt in the amount of approximately $22.5 million. Although Synalloy has obtained a commitment from a bank for this funding, the loan has not yet closed, and closing will be subject to Synalloy completing and finalizing the acquisition of Palmer.

The transaction is expected to be immediately accretive to Synalloy’s earnings.  At Palmer’s current level of revenues, Synalloy is projecting a contribution of $.30 per share to its annual earnings.  The transaction is expected to close by August 25, 2012.

“We are very pleased to add the Palmer team to the Synalloy family.  Jim Lee, Palmer’s President since 1989, has done an outstanding job of growing Palmer’s business, and Jim and his management team have agreed to continue to run the Palmer operation going forward.  Palmer’s business is an excellent complement to Synalloy’s Metals unit as we service many of the same markets and have the ability to drive efficiencies in purchasing and operations,” said Craig C. Bram, Synalloy’s President and CEO.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended.   These forward-looking statements are based on current expectations, estimates and projections about our industry, our business, our customer relationships, management’s beliefs and assumptions made by management.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and, in many cases, are beyond the control or knowledge of management. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.  We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information concerning some of the factors that could cause materially different results is included in our reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission's public reference facilities and its website, http://www.sec.gov.

Contact:  Rick Sieradzki at (864) 596-1558